Exhibit 99.1
NEWS RELEASE
Basic Earth Reports on Horizontal Bakken Re-Entry in Montana
Denver, Colorado, March 1, 2007 — Basic Earth Science Systems, Inc. (Basic or the Company) (OTC:BB BSIC) reported that, along with its partner, it has completed the re-entry of its Johnson #3-21H well in Richland County, Montana. Although stimulation fluids have been recovered, the operator of the well has not yet announced an initial production rate as daily production is still increasing and oil/fluid ratios are improving. Currently, the new lateral is producing slightly more than 130 barrels of oil with a 53% oil to total fluid ratio. Plans are to evaluate this lateral for several months before allowing the original lateral to contribute to production.
Previously drilled with a single horizontal borehole, this new effort added an additional horizontal leg into an area of the spacing unit less likely to be drained by previous vertical production. Drilling operations, commenced in late December 2006, were ended by mid-January. However, workover rig availability, in addition to weather issues, hampered completion efforts until recently. The Johnson well was producing approximately 30 barrels of oil per day prior to this re-entry. Basic has a 12.5 percent working interest in the well which is operated by Nance Petroleum Corp, a subsidiary of St. Mary Land & Exploration Company.
“With the addition of this lateral, we are expecting the Johnson well to improve considerably from rates seen prior to re-entry,” said Ray Singleton, president of Basic. “This well is a great example of our focus on fundamental improvements to our production base in the Williston basin. Regarding our future plans, we anticipate further development on our Banks prospect, in addition to other ventures in the Williston basin that could enhance our production. As always, we continue to pursue those opportunities that could have a strategic impact on the Company.”
Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC. Basic’s web site is at www.basicearth.net where additional information about the Company can be accessed.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” ”may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Reports on Form 10-QSB for the quarters ended June 30, September 30, and December 31, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.